Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Promotes Senior Vice President and Chief Commercial
Officer to President and Chief Executive Officer
Chip Bottone succeeds Dan Brdar, who continues as Chairman
Danbury, CT — February 9, 2011 — FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today announced the promotion of Chip Bottone to the position of President and Chief Executive Officer.
Bottone, previously FuelCell Energy’s Senior Vice President and Chief Commercial Officer, takes over for Dan Brdar as President and CEO, effective February 8, 2011. Brdar, who has been with FuelCell Energy from 2000 and CEO since 2006 will remain as Chairman of the Board until the 2011 Annual Meeting of Shareholders as part of the Company’s planned management succession strategy.
Since joining FuelCell Energy in February 2010, Bottone has been leading the Company’s commercial activities. He has focused on accelerating profitable revenue growth by capitalizing on heightened demand for clean, alternative forms of energy generation — a need well-matched by the company’s Direct FuelCell (DFC) power plants. He has developed and implemented strategies to expand the company’s market opportunities and growth potential.
“Chip’s focus and experience in growing revenue and expanding our customer base is integral to our success. Through his efforts, we enter 2011 with the largest product and service revenue backlog in our history at $154 million” Dan Brdar said. “The Board and I believe that his commercialization experience and performance, combined with his strategic vision for our products provides the necessary leadership for FuelCell Energy to achieve profitability.”
Bottone noted that FuelCell Energy is well-positioned to move forward and is poised for sustainable growth.
“I am excited about our prospects and see a clear path to grow our business profitably. There is an absolute global need for ultra-clean, efficient distributed power generation,” Bottone said. “Our products’ combination of high electrical efficiency, ultra-clean emissions and 24/7 reliability cannot be matched in the market place.”
“We are currently executing on our initiative to accelerate the path to profitability at production volumes that utilize minimal cash. We will also leverage our success in South Korea and California to new markets around the world,” he added.

“Dan has set the stage for growth. His leadership and drive over the last ten years transitioned us from an R&D operation to a global commercial fuel cell products company. Through his efforts, we have gross margin profitable products and the opportunity to move into a commercial period where we will aggressively increase sales volume.”
Bottone has 25 years of experience at Ingersoll Rand Company, the diversified multi-national industrial concern where he held a series of roles culminating as President of the Energy Systems Business. There he built a global alternative energy business providing distributed energy and environmental solutions for customers in the U.S., the United Kingdom, China, India, the Middle East, Africa, Eastern Europe and Russia. Throughout his career at Ingersoll Rand, Bottone increased sales and profitability for his areas of responsibility.
Bottone earned his undergraduate degree in Mechanical Engineering from the Georgia Institute of Technology, and holds a Certificate of Professional Development from the Wharton School at the University of Pennsylvania.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 650 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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